Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Mayor’s Jewelers, Inc.

We consent to the incorporation by reference in the registration statements (Nos. 33-20026, 33-20031, 33-42410, 33-42419, and 333-68157) on Forms S-8 of Mayor’s Jewelers, Inc. of our report dated June 24, 2005, with respect to the consolidated balance sheets of Mayor’s Jewelers, Inc. as of March 26, 2005 and March 27, 2004, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years ended March 26, 2005 and March 27, 2004, and the related financial statement schedule, which report appears in the March 26, 2005, annual report on Form 10-K of Mayor’s Jewelers, Inc.

/s/ KPMG LLP

Miami, Florida

June 24, 2005